For immediate release

Bell confirms its support for the Molson family’s acquisition of the Montréal Canadiens Hockey Club and Bell Centre

Minority equity interest enhances Bell’s access to Canadiens content and marketing opportunities, including long-term naming rights to the Bell Centre

MONTRÉAL, June 22, 2009 – Bell today confirmed its minority equity interest in the Molson family’s bid to acquire the Montréal Canadiens Hockey Club and the Bell Centre, further strengthening Bell’s long-standing relationship with the storied hockey franchise and offering enhanced marketing opportunities and preferred access to Canadiens content for Bell customers.

“Bell’s relationship with the Montréal Canadiens spans many glorious decades and we are proud to be working with the Molson family as a partner in the team’s bright future,” said George Cope, President and CEO of Bell and BCE. “Montréal has been our home for 129 years, and the Bell team is delighted with this opportunity to support our community, the franchise that proudly wears its name, and the Bell customers here and across Canada who love hockey and the Habs.”

On June 20, Montréal Canadiens owner George N. Gillett Jr and Geoff Molson announced that they had reached an agreement in principle for the sale of the Gillett family’s interests in the Canadiens, the Bell Centre and Gillett Entertainment Group. Expected to close in late August, the transaction requires the approval of the Board of Governors of the National Hockey League.

Said Geoff Molson: “Like the Molson family, Bell has been part of the Montréal community for generations and shares our commitment to this great city and its famed hockey team. Bell is the ideal partner in our plan to preserve and build on the strong traditions of the Canadiens Hockey Club, and to bring the Stanley Cup back to Montréal.”

Known as Project Rocket within Bell, the company’s investment in the winning bid enhances its marketing and promotional relationship with the Canadiens, including long-term naming rights to the Bell Centre and preferred customer access to Canadiens content. Financial and other terms of the agreement have not been disclosed.

Bell has been headquartered in Montréal since the company’s founding in 1880. Bell recently opened its new head office at Nuns’ Island, the largest single-tenant real estate development in Montréal in a generation. More than 4,000 Bell team members work in the ultra-modern campus complex designed to comply with the international LEED (Leadership in Energy and Environmental Design) standard for sustainable green building and development practices.

Bell is Canada’s largest communications company, providing consumers and business with solutions to all their communications needs, including Bell Mobility and Solo Mobile wireless, high-speed Bell Internet, Bell TV direct-to-home satellite television, Bell Home phone local and long distance, and IP-broadband and information and communications technology (ICT) services. Bell is proud to be a Premier National Partner and the exclusive Telecommunications Partner to the Vancouver 2010 Olympic and Paralympic Winter Games. Bell is wholly owned by BCE Inc. (TSX, NYSE: BCE). For information on Bell’s products and services, please visit www.bell.ca. For corporate information on BCE, please visit www.bce.ca.

Caution Concerning Forward-Looking Statements
This news release contains forward-looking statements relating to Bell Canada’s minority equity interest in the Molson family’s proposed acquisition of the Montréal Canadiens Hockey Club, the Bell Centre and Gillett Entertainment Group, strategic, operational and competitive benefits expected to result from the transaction and other statements that are not historical facts. Such forward-looking statements are subject to important risks, uncertainties and assumptions and the results or events predicted in these forward-looking statements may differ materially from actual results or events. As a result, we cannot guarantee that any forward-looking statement will materialize and you are cautioned not to place undue reliance on these forward-looking statements.
The timing and completion of the proposed acquisition is subject to closing conditions, including the approval of the Board of Governors of the National Hockey League, and other risks and uncertainties including, without limitation, any required regulatory approvals or expiry of any required regulatory waiting periods. Accordingly, there can be no assurance that any transaction between Bell Canada, the Molson family and George N. Gillett will occur, or that it will occur on the timetable contemplated in this news release. There can also be no assurance that the strategic, operational and competitive benefits expected to result from the transaction will be fully realized.
The forward-looking statements contained in this news release are made as of the date of this release and, accordingly, are subject to change after such date. Except as may be required by Canadian securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise.

For media inquires, please contact:

Jacques Bouchard
Bell media relations
514 391-5263
jacques.bouchard1@bell.ca